SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

August 3, 2011

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i) On August 3, 2011, the Compensation Committee of Zion Oil & Gas, Inc. (the “Company”) determined that, effective August 1, 2011, Mr. Ilan Sheena’s base gross salary under the Second Amended and Restated Employment Agreement dated as of April 1, 2011 (the “Employment Agreement”) between him and the Company is to be increased to 51,000 New Israeli Shekels per month (currently equivalent to approximately $180,000 per annum). Mr. Sheena, who serves as the Company Chief Financial Officer and resides in Israel, is compensated in New Israeli Shekels, the local Israeli currency. Appropriate adjustments will be made to the Company’s payments in respect of its contributions to the Israeli employment related benefits to which Mr. Sheena is entitled under the Employment Agreement, which are paid as a percentage of the base gross salary.  Except for the increase in base gross salary, no other changes were made to the Employment Agreement with Mr. Sheena.

(ii) Effective August 3, 2011, Ms. Patti Beals resigned from her position as the  Company’s Chief Accounting Officer. By its terms, Ms. Beals’ employment agreement with Company was scheduled to expire on August 31, 2011.

In connection with her resignation, on August 3, 2011, the Company and Ms. Beals entered into a settlement agreement terminating Ms. Beals’ employment agreement with the Company. Under the agreement, the Company agreed to remit to Ms. Beals all amounts payable under her employment agreement through August 31, 2011, the scheduled expiration date of her employment, and an additional $24,000 payable over the course of September-October 2011. Under the settlement agreement, Ms. Beals furnished to the Company a general release.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

(i) Settlement Agreement, dated as of August 3, 2011 between Zion Oil & Gas, Inc. and Patti Beals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 5, 2011

Zion Oil and Gas, Inc.

By:	/s/ Richard J. Rinberg

Richard J. Rinberg
Chief Executive Officer